Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited) *

Financial Data	Quarter Ended June 30,		Six Months June 30,
(Data in $ thousands, except per share amounts)	2004	2003	2004	2003

Revenues:
Oil and Gas	326,659	297,077	633,986	608,863
Other	234	69	789	956
Total	326,893	297,146	634,775	609,819

Operating Expenses:
Lease Operating	32,350	29,752	67,225	60,543
General & Administrative	16,774	15,054	34,006	28,426
Exploration	4,916	1,827	13,387	3,659
Dry hole and impairment	24,842	3,920	36,465	6,098
Depreciation, depletion and amortization	93,114	84,347	180,453	164,766
Production and other taxes	14,236	10,231	23,774	19,185
Transportation and other	5,032	8,099	10,157	15,392
Total	191,264	153,230	365,467	298,069

Operating Income	135,629	143,916	269,308	311,750

Interest:
Charges	(6,627)	(12,984)	(16,071)	(26,679)
Income	443	547	895	934
Capitalized	3,468	4,117	8,016	8,131
Total Interest Expense	(2,716)	(8,320)	(7,160)	(17,614)

Loss on Debt Extinguishment	(10,893)	—	(10,893)	—

Foreign Currency Transaction Gain (Loss)	1,196	336	1,152	562

Income Before Income Taxes	123,216	135,932	252,407	294,698

Income Tax Expense (Benefit)	58,027	56,213	115,578	122,336

Income Before Change in Accounting Principle	65,189	79,719	136,829	172,362

Change in accounting principle	—	—	—	(4,166)

Net Income	65,189	79,719	136,829	168,196

Basic earnings per share
Before change in accounting principle	1.02	1.29	2.15	2.80
Change in accounting principle	—	—	—	(0.07)

Basic earnings per share	1.02	1.29	2.15	2.73

Diluted earnings per share
Before change in accounting principle	1.01	1.24	2.13	2.67
Change in accounting principle	—	—	—	(0.06)

Diluted earnings per share	1.01	1.24	2.13	2.61

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	63,738	61,961	63,703	61,559
Diluted shares	64,333	65,376	64,273	65,252

Discretionary Cash Flow:
Net Income	65,189	79,719	136,829	168,196
Change in accounting principle	—	—	—	4,166
Depreciation, depletion and amortization	93,114	84,347	180,453	164,766
Deferred Taxes	3,312	(9,732)	4,751	7,269
Dry Hole and Impairment	24,842	3,920	36,465	6,098
Exploration	4,916	1,827	13,387	3,659
(Gains) Losses on Property Sales	(37)	28	(265)	90
Capitalized Interest	(3,468)	(4,117)	(8,016)	(8,131)
Other Noncash	12,166	4,569	14,207	9,789
Total	200,034	160,561	377,811	355,902

*   Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release